Exhibit 99.1

ADVANCED VOICE RECONGITION SYSTEMS, INC. ANNOUNCES DECLARATION OF INTERFERENCE BY THE UNITED STATES PATENT AND TRADEMARK OFFICE

Scottsdale, AZ – March 15, 2010 Advanced Voice Recognition Systems, Inc (AVRS), (OTCBB: AVOI) www.avrsys.com  today announced that the United States Patent and Trademark Office (USPTO) has declared an interference between its application serial number 09/351,542 as Senior Party and U.S. Patent 5,799,273, owned by Allvoice Developments LTD (“Allvoice”) as Junior Party.

Speech recognition provides for the conversion of speech into text.  AVRS’ Patent #5,960,447 includes 42 claims covering a broad base of features applicable to existing Automatic Speech Recognition (ASR) products and markets.  The patent describes a word tagging and editing system for speech recognition.

The AVRS application was accorded the benefit of a filing date of 13 November 1995.  The Allvoice patent was accorded a filing date of 27 September 1996.

Walter Geldenhuys, President and CEO of AVRS, stated “Intellectual property is key to the success of AVRS.  This application in interference was filed in July 1999.  After years of hard work and the expenditure of significant resources, we have the declaration of an interference.   When someone tries to take our property, without our permission through a license, we expect to take action to protect the interests of our shareholders and future licensees.”

The business strategy of AVRS is to pursue license agreements or other strategic relationships with other companies and to support and defend its patents through appropriate infringement and interference proceedings.

FORWARD LOOKING STATEMENTS

Note: This news release and the Company’s web site referenced in this news release contains "forward looking statements" within the meaning of the federal securities laws regarding the future plans and expected performance of AVRS that are based on assumptions that AVRS considers reasonable. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including without limitation, the unpredictability of litigation and other contested actions, the availability of financing, general economic conditions and factors that are beyond the control of AVRS. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. AVRS undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect any change in the expectations of AVRS with respect to these forward-looking statements.

Contact:

Walter Geldenhuys
President, CEO, CFO
480-704-4183